AGREEMENT

AGREEMENT dated December 24, 2008, by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Neil R. Cole (the “Executive”).

WITNESSETH:

WHEREAS, on January 28, 2008, the Company and the Executive entered into an   employment agreement, effective as of January 1, 2008 (the “Employment Agreement”);

WHEREAS, Pursuant to Section 2.4.1 of the Employment Agreement on February 19, 2008 the Executive was granted an award of 1,181,684 restricted stock units (the “RSU’s”);

WHEREAS, the RSU’s are evidenced by a Restricted Stock Unit Agreement dated February 19, 2008  (the “RSU Agreement”);

WHEREAS, pursuant to (i) Section 2.4.1(i)  of the Employment Agreement and (ii) the RSU Agreement, the RSU’s shall vest in five (5) substantially equal annual installments subject to the Executive’s continuous employment with the Company through each such vesting date, with the first installment vesting on December 31, 2008 and each subsequent installment vesting each December 31 thereafter, with the final installment vesting on December 31, 2012 (each a “Time Vesting Date”).  Notwithstanding the foregoing, in the event of a “Change in Control” (as defined  in Section 5.4.4 of the Employment Agreement), one hundred (100%) of the then remaining unvested RSU’s shall immediately become vested;

WHEREAS, (i) Section 2.4.1(ii) of the Employment Agreement and (ii) the RSU Agreement provide that any vested portion of the RSU’s shall be distributed to the Executive in shares of the Company’s common stock fifteen (15) days after the applicable Time Vesting Date  (or simultaneously upon the occurrence of a Change of Control);

WHEREAS, the Executive and the Company believe it would be in the best interests of the Company to provide for a delay in the distribution to the Executive of the shares of the Company’s common stock to which he will be entitled to receive under the RSU’s upon occurrence of any of the Time Vesting Dates upon the terms provided below;

WHEREAS,  in consideration of Executive’s agreement to delay the distribution to the Executive of the shares of the Company’s common stock to which he will be entitled to receive under the RSU’s as provided above the Company believes it would be in the best interests of the Company to provide the Executive with the opportunity to receive under the Company’s Executive Incentive Bonus Plan an additional annual bonus of $500,000 for each of the four calendar years in the period commencing  January 1, 2009 and ending December 31, 2012;

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.1.           Notwithstanding anything in the Employment Agreement or in the RSU Agreement to the contrary, the shares of the Company’s common stock to which the Executive shall be entitled to receive under the RSU’s upon the occurrence of any Time Vesting Date shall not be issued by the Company and shall not be distributed to the Executive until the earlier of (i) the date the Executive is no longer employed by either (a) the Company or (b) any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding common stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a Change in Control. Executive shall have no rights to vote or dispose of the shares of the Company’s common stock issuable under the RSU’s until such shares are issued

1.2.           Notwithstanding anything in the Employment Agreement to the contrary, in addition to Base Salary, the Annual Bonus and any other compensation to which the Executive is currently entitled to under the Employment Agreement, for each of the four completed calendar years of the Company commencing with the calendar year from January 1, 2009 though December 31, 2009, and ending with the calendar year from January 1, 2012 through December 31, 2012, the Executive shall be entitled to receive an additional bonus in the amount of five hundred thousand dollars ($500,000.00) (“Additional Annual Bonus”) if either of the two following performance measures have been satisfied:

(i)
the percentage determined by dividing the Company’s EBITDA by its revenues for the calendar year in question places it in the top fifty percent (50%) of those companies contained in the Standard & Poor’s SmallCap Retailing Index at the end of that calendar year; or

(ii)
the Company’s annual revenue percentage growth for the calendar year in question when compared to the immediately preceding calendar year places it in the top 50% of those companies contained in the Standard & Poor’s SmallCap Retailing Index at the end of that calendar year.

For purposes of determining whether the conditions of either Sections 1.2(i) or 1.2(ii) above for the payment of an Additional Annual Bonus have been met, the calculations will be made on the first business day after April 16 of the year following the applicable performance period (the “Measurement Date”). The calculations will be made using the audited fiscal year end financial information available to the Company at the Measurement Date for the most recent fiscal year of those companies contained in the Standard & Poor’s SmallCap Retailing Index at the end of the applicable performance period.  If such audited financial information for any such company contained in the Standard & Poor’s SmallCap Retailing Index is not publicly available at the Measurement Date, then such company shall not be considered to be included in the list of companies referred to in Sections 1.2(i) and 1.2(ii) above. In addition, if the information necessary to determine  EBITDA of any company in the Standard & Poor’s SmallCap Retailing Index is not publicly available at the Measurement Date, then such company shall not be considered to be included in the list of companies referred to in Section 1.2(i) above.

The payment of any such Additional Annual Bonus shall be made as soon as reasonably practicable following the Measurement Date upon a certification of the amount due by the Compensation Committee, and in accordance with the Company’s normal payroll practices for the payment of bonuses to senior executives. The Compensation Committee shall use reasonable business efforts to meet for the purposes of such certification within 30 days after the Measurement Date.  If the Executive’s employment with the Company is terminated before the expiration of the Term, for purposes of determining the right of the Executive under Section 5 of the Employment Agreement to receive any amount of an earned but unpaid Additional Annual Bonus for a prior fiscal year or a pro-rata portion of such bonus for any portion of a fiscal year in which such resignation occurs,  the terms Prior Year Bonus and Pro Rata Bonus as set forth in Section 5 of the Employment Agreement shall be deemed to include the Additional Annual Bonus as well as the Annual Bonus. Except as otherwise provided above, any Additional Annual Bonus payable under this Section shall be contingent on the Executive’s continued employment with the Company through the date such payment is made.

1.3.           This Agreement shall not modify the Time Vesting Date of any RSU nor, except as otherwise specifically provided in Section 1.1 or Section 1.2 above, amend or supersede any provision of the Employment Agreement or the RSU Agreement.

1.4.           This Agreement, together with the Employment Agreement and RSU Agreement  (each as amended above), represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive.  This Agreement may be amended at any time by mutual written agreement of the parties hereto

1.5.           The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

1.6.           This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of New York.

1.7.           This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand.

THE COMPANY:

ICONIX BRAND GROUP, INC

By:	/s/ Mark Friedman
Name: Mark Friedman Title: Chairman of the Compensation Committee

EXECUTIVE

/s/ Neil R. Cole
Neil R. Cole